Exhibit 23.1

CONSENT OF BDO SEIDMAN, LLP, INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

I-many, Inc.

Edison, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to Registration Statement No. 333-139126 of our reports dated March 15, 2006, relating to the consolidated financial statements, the effectiveness of I-many, Inc.’s internal control over financial reporting, and schedules of I-many, Inc. for years ended December 31, 2005 and 2004 appearing in the Company’s Annual Report.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/    BDO Seidman, LLP

Woodbridge, New Jersey

January 12, 2007